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                                                                         EX-4.2

                                 CERTICOM CORP.
                          2000 UNITED STATES STOCK PLAN

1.      ADOPTION AND PURPOSE OF THE PLAN

        This stock plan, to be known as the Certicom Corp. 2000 United States Stock Plan (but referred to herein as the "PLAN"), has been adopted by the board of directors (the "BOARD") of Certicom Corp., a corporation organized under the laws of the Yukon Territory (the "COMPANY"), and is subject to the approval of its shareholders pursuant to Section 15. The purpose of the Plan is to encourage Directors, Officers, Employees and Consultants of the Company or any of its Subsidiaries who are residents of the United States: (a) to promote the interests, growth and development of the Company by providing them with the opportunity through options (the "OPTIONS") for Shares (the "OPTION SHARES") to acquire a proprietary interest in the Company; (b) to recognize the contribution of such Directors, Officers, Employees and other persons; and (c) to encourage such Directors, Officers, Employees and other persons to acquire Shares of the Company through the grant of Options and Stock Purchase Rights. Options granted hereunder may be either ISOs or Nonstatutory Stock Options and Shares may be sold to Employees or Consultants pursuant to Stock Purchase Rights hereunder, at the discretion of the Administrator and as reflected in the terms of a written Option Agreement or a Restricted Stock Purchase Agreement, as applicable.

2.      CERTAIN DEFINITIONS

        The defined terms set forth in EXHIBIT A attached hereto and incorporated herein (together with other capitalized terms defined elsewhere in the Plan) will govern the interpretation of the Plan.

3.      ELIGIBILITY

        The Company may grant Options and Stock Purchase Rights under the Plan only to (a) persons who, at the time of such grant, are Directors, Officers and Employees of the Company and/or any of its Subsidiaries and (b) Consultants of the Company (collectively, "ELIGIBLE PARTICIPANTS"); provided that, no grant of Options or Stock Purchase Rights may be made to any person who is not a United States resident on the date such Options or Stock Purchase Rights are approved for grant by the Administrator. No person will be an Eligible Participant following his or her Termination of Eligibility Status and no Option or Stock Purchase Right may be granted to any person other than an Eligible Participant. A person who has been granted an Option or Stock Purchase Right may, if he or she is otherwise eligible, be granted additional Options or Stock Purchase Rights.

4.      SHARES SUBJECT TO THE PLAN

        (a) Subject to the provisions of Section 16, the maximum aggregate number of Shares that may be optioned and/or sold under the Plan is 1,000,000. If any Option or Stock Purchase Right shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the Shares not purchased under such Option or Stock Purchase Right shall revert to again become available for issuance under the Plan. The following restrictions shall also collectively apply to the Plan and to all other plans or stock option agreements, including the 1997 Stock Option Plan, to which the Company may be a party:

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                (i)     no Participant together with such Participant's
Associates shall be issued, within any one-year period, a number of Option Shares under all such plans and agreements which exceeds 5% of the Outstanding Issue.

                (ii) the number of Option Shares under all such plans and agreements reserved for issuance pursuant to Options under all such plans and agreements to any one Participant shall not exceed 5% of the Outstanding Issue.

        (b) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

5.      ADMINISTRATION

        (a) The Plan will be administered and interpreted by the Board, or by a Committee appointed by the Board for such purpose in accordance with
Section 5(c) (the Board, or such Committee, referred to herein as the "ADMINISTRATOR"). A majority of the members of the Board, or a Committee if so appointed, shall constitute a quorum and all actions of the Board or Committee shall be taken by a majority of the members present at any meeting. Any action of the Board, or a Committee, may be taken by an instrument or instruments in writing signed by all the members of the Board, or a Committee, and any actions so taken shall be as effective as if it had been passed by a majority of the votes cast by the members of the Board, or a Committee, present at a meeting of such members duly called and held.

        (b) Subject to the express terms and conditions hereof, the Administrator is authorized to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for its administration and interpretation. Specifically, the Administrator will have full and final authority in its discretion, subject to the specific limitations on that discretion as are set forth herein and in the organic instruments of the Company, at any time:

                (i) to select and approve the Eligible Participants to whom Options will be granted from time to time hereunder.

                (ii) to grant Stock Purchase Rights; to determine the price per share and the method of payment for any Shares to be sold pursuant to a Stock Purchase Right; to determine the Eligible Participants to whom and the time or times at which Shares may be sold under Stock Purchase Rights; and to determine the number of Shares to be sold and all additional terms of the Restricted Stock Purchase Agreement.

                (iii) with respect to each Option it decides to grant, to determine the terms and conditions of that Option to be set forth in the Option Agreement evidencing that Option (the form of which also being subject to approval by the Administrator), which may vary from the "default" terms and conditions set forth in Section 9, except to the extent otherwise provided in the Plan, including, without limitation, as follows:

                        (A) the total number of Option Shares that may be acquired by the Optionee pursuant to the Option;

                        (B)     if the Option satisfies the conditions under
Section 422(b) of the Code, whether the Option will be treated as an ISO;

                        (C) the per share purchase price to be paid and the method of payment to the Company by the Optionee to acquire the Option Shares issuable upon exercise of the Option (the "OPTION PRICE"), PROVIDED THAT the Option Price will not be less than the Market Value of the Shares as


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of the Grant Date, unless the Optionee is a 10% shareholder, in which case the
Option Price will not be less than 110% of such Market Value;

                        (D) the maximum period or term during which the Option will be exercisable (the "OPTION TERM"), PROVIDED THAT in no event may the Option Term be longer than 10 years from the Grant Date;

                        (E) the maximum period following any Termination of Eligibility Status, whether resulting from an Optionee's death, disability or any other reason, during which period (the "GRACE PERIOD") the Option will be exercisable, subject to Vesting and to the expiration of the Option Term, PROVIDED THAT in no event may the Administrator designate a Grace Period that is shorter than one hundred eighty days after such Termination of Eligibility Status by reason of the Optionee's death or disability or 30 days after such Termination of Eligibility for any other reason, except in the event of a Termination for Cause, in which case no Grace Period will be required (I.E., the Option will terminate immediately);

                        (F) the conditions (E.G., the passage of time or the occurrence of events), if any, that must be satisfied prior to the vesting of the right to exercise all or specified portions of an Option (such portions being described as the number of Option Shares or the percentage of the total number of Option Shares that may be acquired by the Optionee pursuant to the Option; the vested portion being referred to as a "VESTED OPTION" and the unvested portion being referred to as an "UNVESTED OPTION"); and

                        (G) to prescribe the form of the instruments relating to the grant, exercise and other terms of Option Shares and the persons to receive Option Shares.

                (iv) to delegate all or a portion of the Administrator's authority under this Section 5 to one or more members of the Board who also are executive officers of the Company, subject to such restrictions and limitations as the Administrator may decide to impose on such delegation.

        (c) The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board. In the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Code Section 162(m), or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in the Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Within the scope of this authority, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Options and Stock Purchase Rights to eligible persons who (i) are not then subject to Section 16 of the Exchange Act and/or (ii) are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option or (B) not persons with respect to whom the Company wished to comply with Section 162(m) of the Code.

6.      STOCK PURCHASE RIGHTS

        (a) Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer.


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The offer shall be accepted by execution of a Restricted Stock Purchase
Agreement in the form determined by the Administrator.

        (b) Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

        (c) The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

        (d) Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 16 of the Plan.

7.      PAYMENT

        The Participant from time to time may elect to purchase all or a portion of the Option Shares available for purchasing during the relevant Option Period or the Shares which he or she is eligible to purchase pursuant to a Stock Purchase Right by lump sum payment by delivering to the Company at its corporate office in the United States, a notice in writing which shall specify the number of Option Shares or Shares the Participant desires to purchase and shall be accompanied by payment in full of the purchase price of such Option Shares or Shares. Payment can be made by (a) cash, certified check, bank draft, money order or the equivalent in U.S. dollars payable to the order of Certicom Corp.;
(b) delivery of other Shares which (i) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender and (ii) have a Market Value on the date of surrender equal to the aggregate Option Price of the Shares as to which said Option shall be exercised; (c) consideration received by the Company under a cashless exercise program implemented by the Administrator in connection with the Plan; or (d) such other consideration approved by the Administrator.

8.      BUYOUT PROVISIONS

        The Administrator may at any time offer to buy out for a payment in cash or Shares an Option or Stock Purchase Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

9.      DEFAULT TERMS AND CONDITIONS OF OPTION AGREEMENTS

        Unless otherwise expressly provided in an Option Agreement based on the Administrator's determination pursuant to Section 5, the following terms and conditions will be deemed to apply to each Option as if expressly set forth in the Option Agreement:

        9.1 ISO. If granted to an Eligible Participant who, as of the Grant Date, is an Employee of the Company or any Subsidiary, and expressly designated as an ISO, the Option will be an ISO, subject to the following additional terms and conditions:


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        (a)     The Market Value of Option Shares (determined as of the Grant
Date) with respect to which all ISOs are exercisable for the first time by any individual during any calendar year (pursuant to the Plan and all other plans of the Company and/or its Subsidiaries) cannot exceed $100,000.

        (b) The Option Price will not be less than 100% of the Market Value of the Shares as of the Grant Date, except that if the Optionee is a 10% shareholder the Option Price will not be less than 110% of the Market Value of the Shares as of the Grant Date, and the Option Term may not be more than 5 years.

        (c) Notwithstanding any Grace Period selected by the Administrator pursuant to Section 5(b)(iii)(E) above, or the default provisions of Section 9.3 below, the tax treatment available pursuant to Section 422 of the Code upon the exercise of the ISO will not be available to an Optionee who exercises the Option more than (i) three months following the Optionee's Termination of Eligibility Status OTHER THAN by reason of his or her death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), or (ii) 12 months following such Optionee's Termination of Eligibility Status by reason or his or her permanent and total disability.

        9.2 OPTION TERM. The Option Term will be for a period of 5 years beginning on the Grant Date. In the case of an ISO granted to a 10% shareholder, the Option Term will not exceed a period of 5 years beginning on the Grant Date.

        9.3 GRACE PERIODS. Following a Termination of Eligibility Status, the Vesting in respect of Options held by that Participant shall immediately cease but:

        (a) the Grace Period will be ninety (90) days, unless the Termination of Eligibility Status is a result of a Termination for Cause or the death or disability of the Optionee;

        (b) the Grace Period will be one hundred eighty (180) days if the Termination of Eligibility Status is a result of the death or disability of the Optionee;

        (c) the Option will terminate, and there will be no Grace Period, effective immediately as of the date and time of a Termination for Cause of the Optionee, regardless of whether the Option is Vested or Unvested; and

        (d) to the extent permitted by the Code at any time before or after the expiration of the Grace Period set forth in Sections 9.3(a), 9.3(b) and 9.3(c), the Administrator may extend such period as it applies to any Participant to a date which is not later than the expiration of the term of such Options.

        9.4 VESTING. The Option initially will be deemed an entirely Unvested Option, but portions of the Option will vest and become a Vested Option ("VESTING") on the following schedule: 25% of the Option Shares shall vest on the first anniversary of the Grant Date of the Option and thereafter a further 2.083333% of the Shares covered by the Option following the expiration of each one-month period following the expiration of the initial 12-month period from the Grant Date; PROVIDED THAT the Optionee does not suffer a Termination of Eligibility Status prior to each such vesting date and PROVIDED FURTHER THAT additional vesting will be suspended during any period while the Optionee is on a leave of absence from the Company or its Subsidiaries, as determined by the Administrator.

        9.5     EXERCISE OF THE OPTION; ISSUANCE OF SHARES.

        (a) The portion of the Option that is an Unvested Option may not be exercised. The portion of the Option that is a Vested Option may be exercised by giving written notice thereof to the Company, on such form as may be specified by the Administrator, but in any event stating: the Optionee's intention


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to exercise the Option; the date of exercise; the number of full Option Shares to be purchased; the amount and form of payment of the Option Price; and such assurances of the Optionee's investment intent as the Company may require to ensure that the transaction complies in all respects with the requirements of the 1933 Act and other applicable securities laws. The notice of exercise will be signed by the person or persons exercising the Option. In the event that the Option is being exercised by the representative of the Optionee, the notice will be accompanied by proof satisfactory to the Company of the representative's right to exercise the Option. The notice of exercise will be accompanied by full payment of the Option Price for the number of Option Shares in the manner set forth in Section 7.

        (b) To the extent required by applicable United States federal, state, local or Canadian law, and as a condition to the Company's obligation to issue any Shares upon the exercise of the Option in full, the Optionee will make arrangements satisfactory to the Company for the payment of any applicable Tax Withholding Liability that may arise by reason of or in connection with the exercise, sale or repurchase of Options or Option Shares. Such arrangements may include, in the Company's sole discretion, that the Optionee tender to the Company the amount of such Tax Withholding Liability, in a manner set forth in
Section 7 of the Plan.

        (c) After receiving a proper notice of exercise and payment of the applicable Option Price and Tax Withholding Liability, the Company will cause to be issued the Option Shares as to which the Option has been exercised.

10.     COMPLIANCE WITH LAW

        Notwithstanding any other provision of the Plan, Options and Stock Purchase Rights may be granted pursuant to the Plan, and Option Shares and Shares may be issued pursuant to the exercise thereof by an Optionee or grantee, only after and on the condition that there has been compliance with all applicable United States federal and state securities laws, applicable Canadian and provincial laws and, to the extent applicable, all applicable rules and regulations of all stock exchanges or quotation systems on which the Shares are listed or posted for trading (together "APPLICABLE LAWS"). The Company's obligation to issue and deliver Shares under any Option or Stock Purchase Right or to sell any Shares is subject to:

        (a) the satisfaction of all requirements under Applicable Laws in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance and sale thereof;

        (b) the admission of such Shares to listing on the Nasdaq National Market; and

        (c) the registration of the Plan and the Shares to be issued pursuant to the Plan with the United States Securities and Exchange Commission on a Form S-8 Registration Statement under the 1933 Act, or any successor form thereto.

        In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Shares in compliance with Applicable Laws and for the registration of such Shares. As a condition to the exercise of an Option or the sale of any Shares, the Company may impose various conditions, including a requirement that the person exercising such Option or purchasing such Shares represents and warrants, at the time of any such exercise or purchase, that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares and other restrictions on such Shares relating to employment or other matters as may be determined by the Board. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as counsel to the Company deems necessary or


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advisable in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Shares.

11.     RESTRICTIONS ON TRANSFER

        An Option shall not be transferable except by will or the laws of descent and distribution. During the lifetime of a natural person who is granted an Option under the Plan, the Option will be exercisable only by him or her. Notwithstanding anything else in the Plan to the contrary, no Option Agreement will contain any provision which is contrary to, or which modifies, the provisions of this Section 11.

12.     CORPORATE REORGANIZATIONS

        In the case of a proposed merger or amalgamation of the Company with one or more other corporations or other entities, the making of a takeover bid (as defined in the SECURITIES ACT (Ontario)) for any of the outstanding Shares, the sale or distribution of all or substantially all of the Company's assets or a proposed corporate arrangement or reorganization, the Board may, in its absolute discretion, determine the manner in which all unexercised Options granted under the Plan shall be treated including, notwithstanding Section 19 hereof, changing the Option Period.

13.     NOTICES

        Any notice to be given to the Company under the terms of an Option Agreement or a Restricted Stock Purchase Agreement will be addressed to the Company at its corporate office in the United States: Attention: Secretary, or at such other address as the Company may designate in writing. Any notice to be given to an Optionee or grantee will be addressed to him or her at the address provided to the Company by such person. Any such notice will be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, deposited, postage prepaid, in a post office or branch post office regularly maintained by the local postal authority.

14.     OTHER PROVISIONS

        Each Option Agreement and Stock Purchase Right may contain such other terms and provisions not inconsistent with the Plan and Applicable Law, as may be determined by the Administrator in its sole discretion.

15.     TERM OF THE PLAN

        The Plan will become effective on the date of its adoption by the Shareholders of the Company. The Plan will expire on the tenth (10th) anniversary of the date of its adoption by the shareholders of the Company unless it is terminated earlier pursuant to Section 19 of the Plan, after which no more Options or Stock Purchase Rights may be granted under the Plan, although all outstanding Options and Stock Purchase Rights granted prior to such expiration or termination will remain subject to the provisions of the Plan, and no such expiration or termination of the Plan will result in the expiration or termination of any such Option or Stock Purchase Right prior to the expiration or early termination of the applicable Option Term or the term set forth in the Stock Purchase Right, as applicable.

16.     ADJUSTMENTS UPON CHANGES IN SHARES

        The number of Shares subject to the Plan, the number of Shares available under Options and the Stock Purchase Rights granted and the Option Price and the price payable for Shares under the Stock Purchase Right shall be adjusted automatically from time to time to reflect adjustments in the number of Shares arising as a result of subdivisions, stock dividends, consolidations or reclassifications of the Shares


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or other relevant changes in the authorized or issued capital of the Company. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional Shares or securities convertible into or exchangeable for Shares. No fractional Shares may be purchased or issued hereunder. If a Participant is entitled to purchase a fraction of a Share pursuant to an Option or Stock Purchase Right such entitlement shall be rounded down to the nearest whole number.

17.     MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS

        Subject to the terms and conditions and within the limitations of the Plan and any required regulatory approval, the Administrator may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, however, no modification of any Option will, without the consent of the Optionee, alter or impair any rights or obligations under any outstanding Option.

18.     GOVERNING LAW

        The internal laws of the Province of Ontario (irrespective of its choice of law principles) will govern the validity of the Plan, the construction of its terms and the interpretation of the rights and duties of the parties hereunder and under any Option Agreement.

19.     AMENDMENT AND DISCONTINUANCE

        The Board may amend, suspend or discontinue the Plan at any time or from time to time; PROVIDED THAT no action of the Board will, without the approval of the shareholders of the Company, materially increase (other than by reason of an adjustment pursuant to Section 16 hereof) the maximum aggregate number of Shares subject to the Plan, materially increase the benefits accruing to Eligible Participants, or materially modify the category of, or eligibility requirements for persons who are Eligible Participants. However, no such action may alter or impair any Option or Stock Purchase Right previously granted under the Plan without the consent of the Optionee or grantee, nor may the number of Shares subject to the Plan be reduced to a number that is less than the aggregate number of Option Shares and Shares (i) that may be issued pursuant to the exercise of all outstanding and unexpired Options or Stock Purchase Rights granted hereunder and (ii) that have been issued and are outstanding pursuant to the exercise of Options or Stock Purchase Rights granted hereunder. The Board may in its sole discretion submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

20.     NO SHAREHOLDER OR EMPLOYMENT RIGHTS; CORPORATE ACTION

        No rights or privileges of a shareholder in the Company are conferred by reason of the granting of an Option or Stock Purchase Right. No Optionee will become a shareholder in the Company with respect to any Option Shares unless and until the Option has been properly exercised, the Option Price has been fully paid as to the portion of the Option exercised and the name of the person rightfully exercising the Option has been entered in the register of shareholders of the Company. The granting of an Option or the sale of Shares to a Participant pursuant to a Stock Purchase Right does not confer upon the Participant any right to continue in the employment of the Company or any Subsidiary of the Company or on the Board, as the case may be, nor does it interfere in any way with the right of the Participant or the Company to terminate the Participant's employment at any time or shareholders' right to elect directors. Nothing contained in the Plan or in the Option Agreement or Restricted Stock Purchase Agreement shall be construed so as to prevent the Company or any Subsidiary from taking corporate action which is deemed


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by the Company or the Subsidiary to be appropriate or in the Company's best interest, whether or not such action would have an adverse effect on the Plan.

21.     COPIES OF PLAN; ELECTRONIC DELIVERY

        A copy of the Plan will be delivered to each Optionee and grantee of a Stock Purchase Right at or before the time he, she or it executes an Option Agreement or Restricted Stock Purchase Agreement, as applicable. Notwithstanding any other provision of the Plan, to the extent permitted by Applicable Law, the Company may provide copies of the Plan and any other documentation or writing to be delivered to any Participant or Eligible Participant (including Option Agreements and Restricted Stock Purchase Agreements) electronically, and, as determined by the Administrator and permitted by Applicable Law, all notices and other documentation or writing required to be provided by a Participant or Eligible Participant to the Company may be transmitted electronically.

        Date Plan Adopted by Board of Directors:   March 26, 2000

        Date Plan Approved by the Shareholders:    April 27, 2000


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                                 CERTICOM CORP.

                          2000 UNITED STATES STOCK PLAN

                                    EXHIBIT A

                                   DEFINITIONS

        1. "10% SHAREHOLDER" means a person who owns, either directly or indirectly by virtue of the ownership attribution provisions set forth in
Section 424(d) of the Code at the time he or she is granted an Option, shares possessing more than 10% of the total combined voting power or value of all classes of equity of the Company and/or of its Subsidiaries.

        2. "1997 STOCK OPTION PLAN" means the Company's 1997 Stock Option Plan, as may be amended from time to time.

        3. "1933 ACT" means the United States Securities Act of 1933, as amended.

        4. "ADMINISTRATOR" has the meaning set forth in Section 5(a) of the Plan.

        5. "AFFILIATE" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

        6. "ASSOCIATE" has the meaning assigned by the SECURITIES ACT (Ontario), as amended from time to time.

        7.      "BOARD" has the meaning set forth in Section 1 of the Plan.

        8. "CODE" means the United States Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of the Plan's adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise).

        9. "COMMITTEE" means a committee appointed by the Board in accordance with Section 5(c) of the Plan.

        10.     "COMPANY" has the meaning set forth in Section 1 of the Plan.

        11.     "CONSULTANT" is as an individual who is a Contractor or who:

        (a) provides ongoing consulting services to the Company or an Affiliate under a written contract;

        (b) possesses technical, business or management expertise of value to the Company or an Affiliate;

        (c) spends a significant amount of time and attention on the business and affairs of the Company or on an Affiliate; and


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        (d)     has a relationship with the Company or an Affiliate that enables the individual to be knowledgeable concerning the business and affairs of the Company.

        12. "CONTRACTOR" means an individual who is not an Employee but works full-time or part-time for the Company providing services normally provided by an Employee.

        13. "COVERED EMPLOYEE" means the chief executive officer and the four other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

        14. "DISABILITY" means any physical or mental disability which results in a Termination of Eligibility Status under applicable law, except that for purposes of Section 9.3(a) of the Plan, the term "disability" means permanent and total disability within the meaning of Section 22(e)(3) of the Code.

        15.     "DIRECTOR" means a member of the Board.

        16. "ELIGIBLE PARTICIPANTS" has the meaning set forth in Section 3 of the Plan.

        17. "EMPLOYEE" means any person, including Officers and Directors, employed by the Company or any Affiliate. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

        18. "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

        19. "GRACE PERIOD" has the meaning set forth in Section 5(b)(iii)(E) of the Plan.

        20. "GRANT DATE" means, with respect to an Option, the date on which the Option Agreement evidencing that Option is entered into between the Company and the Optionee, or such other date as may be set forth in that Option Agreement as the "Grant Date" which will be the effective date of that Option Agreement.

        21. "ISO" means an "incentive stock option" as defined in Section 422 of the Code.

        22. "MARKET VALUE" per Share at any date shall be the closing price of the Shares on the Nasdaq National Market (the "NNM") (or if the Shares are not then listed and posted for trading on the NNM, on such stock exchange on which such Shares are then listed and posted for trading as may be selected for such purpose by the Administrator) on the trading day immediately preceding the Grant Date or, in the event of a measurement of Share price pursuant to Section 7(b), the trading day immediately preceding the surrender of the Shares. In the event that the Shares are not listed and posted for trading on the NNM or any stock exchange, the Market Value shall be determined by the Administrator in its sole discretion; provided that, such determination is consistent with the requirements of Section 422 of the Code. Notwithstanding the preceding, in the event that the Shares are listed in a currency other than U.S. dollars, the Market Value shall be converted into U.S. dollars from such currency based on the New York foreign exchange mid-range rates applying to trading among banks in the amounts of $1 million and more as quoted at 4 p.m. New York time on the trading day preceding the Grant Date (or, in the event of a measurement of Share price pursuant to Section 7(b), the date prior to the surrender of the Shares) as reported by Reuters and other sources or, if not available, such other exchange rate as determined by the Administrator in its sole discretion.

        23. "NON-EMPLOYEE DIRECTOR" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or Subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or Subsidiary for services rendered as a Consultant or in any capacity


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

other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the 1933
Act), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        24. "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an ISO.

        25. "NOTICE OF GRANT" means a written notice evidencing certain terms and conditions of an individual Stock Purchase Right grant.

        26. "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        27. "OPTION AGREEMENT" means an agreement pursuant to which an Optionee is granted Options to purchase Option Shares pursuant to the Plan.

        28. "OPTION PRICE" has the meaning set forth in Section 5(b)(iii)(C) of the Plan.

        29. "OPTION SHARES" has the meaning set forth in Section 1 of the Plan, provided that for purposes of Section 12 of the Plan, the term "Option Shares" includes all Shares issued by the Company to a Participant (or his, her or its predecessor) by reason of such holdings, including any securities which may be acquired as a result of a stock split, stock dividend and other distributions of Shares in the Company made upon, or in exchange for, other securities of the Company.

        30. "OPTION TERM" has the meaning set forth in Section 5(b)(iii)(D) of the Plan.

        31. "OPTIONEE" means a person who is granted an Option pursuant to the Plan.

        32.     "OPTIONS" has the meaning set forth in Section 1 of the Plan.

        33. "OUTSIDE DIRECTOR" means a Director who either (i) is not a current Employee of the Company or an "affiliated corporation" (within the meaning of the Treasury regulations promulgated under Section 162(m) of the
Code), is not a former Employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an Officer of the Company or an "affiliated corporation" at any time, and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

        34. "OUTSTANDING ISSUE" means the number of Shares that are outstanding immediately prior to any issuance of Options under the Plan or any issuance of Option Shares, as the case may be, excluding Option Shares issued pursuant to the Plan and all other plans or stock option agreements, including the 1997 Stock Option Plan, to which the Company may be a party during the preceding one-year period.

        35. "PARTICIPANT" means Eligible Participants to whom Options are granted pursuant to the Plan which remain unexercised or to whom a Stock Purchase Right has been granted which remains unexercised.

        36.     "PLAN" has the meaning set forth in Section 1 of the Plan.


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

        37. "RESTRICTED STOCK PURCHASE AGREEMENT" means a written agreement between the Company and the grantee of a Stock Purchase Right evidencing the terms and restrictions applying to Shares to be purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

        38. "RULE 16b-3" means Rules 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

        39. "SHARES" means the Common Shares of the Company or, in the event of an adjustment contemplated in Section 16 hereof, such other securities to which an Eligible Participant may be entitled upon the exercise of an Option or a Stock Purchase Right as a result of such adjustment.

        40. "STOCK PURCHASE RIGHT" means the right to purchase Shares pursuant to Section 6 of the Plan, as evidenced in the Notice of Grant.

        41. "SUBSIDIARY" for purposes of Section 3 of the Plan only, has the same meaning as "subsidiary corporation" as defined in the SECURITIES ACT (Ontario); for all other purposes under the Plan, "Subsidiary" means a corporation or other entity that is both (i) a "subsidiary corporation" as defined in the SECURITIES ACT (Ontario) and (ii) a "subsidiary corporation" as defined in Section 424(f) of the Code.

        42. "TAX WITHHOLDING LIABILITY" in connection with the exercise, sale or repurchase of any Option or Option Shares means all Canadian or United States federal, state or provincial income taxes, social security taxes, employment taxes and any other taxes (together with any interest or penalties applicable thereon) related to any compensation income arising from the transaction required by applicable law to be withheld by the Company.

        43. "TERMINATION OF ELIGIBILITY STATUS" means (i) in the case of any Employee of the Company and/or any of its Subsidiaries, a termination of his or her employment, whether by the Employee or employer, and whether voluntary or involuntary, including without limitation as a result of the death or disability of the Employee; (ii) in the case of any Consultant of the Company and/or any of its Subsidiaries, the termination of the services relationship pursuant to any contract between the parties or otherwise under applicable law; and (iii) in the case of any director of the Company and/or any of its Subsidiaries, the death of or resignation by the director or his or her removal from the Board in the manner provided by the organic instruments of the Company or Subsidiary or otherwise in accordance with applicable law.

        44. "TERMINATION FOR CAUSE" means (i) in the case of an Optionee who is an Employee of the Company and/or any of its Subsidiaries, a termination by the employer of the Optionee's employment for "cause" as defined by applicable law, by any contract of employment or the Option Agreement or the Restricted Stock Purchase Agreement, or if not defined therein, pursuant to the "For Cause Standard" set forth below, (ii) in the case of an Optionee who is or which is a Consultant to the Company and/or any of its Subsidiaries, a termination of the services relationship by the hiring party for "cause" or breach of contract, as defined by applicable law, by any contract between the parties or the Option Agreement or the Restricted Stock Purchase Agreement, or if not defined therein, pursuant to the "For Cause Standard" set forth below, and (iii) in the case of an Optionee who is a Director of the Company and/or any of its Subsidiaries, removal of him or her from the Board by action of the shareholders or, if permitted by applicable law and the articles, bylaws or other organic instruments of the Company or the Subsidiary, as the case may be, or pursuant to applicable law, by the other Directors, in connection with the good faith determination of the Board (or of the Company's or Subsidiary's shareholders if so required, but in either case excluding the vote of the subject individual if he or she is a Director or a shareholder) that the Optionee has engaged in any acts which breach any fiduciary duty to the Company, any of its Subsidiaries or their shareholders, or in any acts involving dishonesty or moral turpitude or in any acts that materially and adversely affect the business, affairs or reputation of the Company or any of its Subsidiaries (the "FOR CAUSE STANDARD").

        45. "UNVESTED OPTIONS" has the meaning set forth in Section 5(b)(iii)(F) of the Plan.

        46. "VESTED OPTION" has the meaning set forth in Section 5(b)(iii)(F) of the Plan.

        47.     "VESTING" has the meaning set forth in Section 9.4 of the Plan.



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